Exhibit 99.1

RPM Reports Fiscal 2012 Second-Quarter Results

•	Second-quarter net sales increase 11% over prior year

•	Second-quarter net income improves slightly over prior year; EPS flat

•	First-half sales up 11%; net income improves 8%

•	Company affirms full-year guidance for fiscal 2012

MEDINA, OH – January 5, 2012 – RPM International Inc. (NYSE: RPM) today reported sharply improved net sales for its fiscal 2012 second quarter ended November 30, 2011. Net income increased slightly and earnings per diluted share were flat, due to higher raw material and acquisition-related expenses.

Second-Quarter Results

Net sales grew 10.9% to $916.1 million from $826.3 million a year ago. Consolidated EBIT increased 4.0%, to $93.0 million from $89.4 million in the year-ago second quarter. Net income attributable to RPM stockholders was up 2.3%, to $49.9 million from $48.8 million in the fiscal 2011 second quarter. Earnings per diluted share for the second quarter were $0.38 in both years.

“Investments in future growth, including much higher acquisition expenses associated with the roughly $165 million in annualized sales from businesses acquired so far this fiscal year, and higher raw material costs were the primary factors behind our net income lagging sales growth,” stated Frank C. Sullivan, chairman and chief executive officer. “Raw material costs continued to be a challenge during our second quarter and typically have a more significant impact on our consumer segment, which faces longer lead times in adjusting prices than our industrial segment,” he stated.

Earnings for the second quarter of fiscal 2011 and 2012 were both impacted by “one-time” items. As previously reported, last year’s second quarter contained approximately $7.5 million in non-recurring items, representing an after-tax benefit of approximately $0.04 per share.

This year’s second quarter results of $0.38 per share include the benefit of the company’s equity ownership in Kemrock Industries and Exports Ltd. of $0.04 per share, partially offset by $0.03 per share from the impact of higher acquisition-related expenses.

Excluding “one-time” items from both years, diluted earnings per share for the fiscal 2012 second quarter of $0.37 exceeded diluted earnings per share for the same quarter last year of $0.34, for an increase of 8.8%.

Second-Quarter Segment Sales and Earnings

During the second quarter, industrial segment sales grew 10.1% to $641.5 million from $582.5 million in the fiscal 2011 second quarter. Organic sales improved 5.9%, including 0.2% in foreign exchange translation losses, while acquisition growth added 4.2%. Industrial segment EBIT increased 14.0%, to $78.3 million from $68.7 million in the fiscal 2011 second quarter.

RPM Reports Fiscal 2012 Second-Quarter Results

January 5, 2012

In the second quarter, RPM’s ownership position in Kemrock, India’s leading producer of reinforced polymer composites, exceeded 20% for the first time, thereby triggering a reportable equity ownership position in a portion of Kemrock’s earnings. As a result, the industrial segment’s EBIT included $5.2 million in equity in earnings of Kemrock, of which $4.6 million related to a one-time cumulative catch-up benefit. Industrial EBIT also included higher acquisition-related expenses of $1.8 million, partially offsetting the Kemrock benefit.

“High performance corrosion control coatings, commercial flooring, bridge deck products and edible shellac products all posted double digit sales increases, with most other industrial products having solid sales improvements,” Sullivan stated.

RPM’s consumer segment sales increased 12.6% to $274.6 million from $243.8 million in the fiscal 2011 second quarter. Organic sales improved 12.5%, with no foreign exchange impact, while acquisition growth added 0.1%. Consumer segment EBIT fell 2.0%, to $26.8 million from $27.3 million a year ago.

“Our consumer product lines enjoyed solid organic sales volume growth due to strong market acceptance of higher end new products and increased market share, but their difficulty in quickly passing along higher raw material costs kept this sales increase from immediately carrying to the bottom line,” stated Sullivan.

Corporate and other expenses were higher by approximately $5.4 million, due primarily to higher acquisition costs of $3.0 million and insurance recoveries of $2.9 million realized in the prior-year second quarter.

Cash Flow and Financial Position

For the first half of fiscal 2011, cash from operations was $110.0 million compared to $183.1 million a year ago. Although RPM experienced a favorable decline in accounts receivable during the strong sales quarter, higher inventory attributable to higher raw material costs, a drop in accounts payable due to the timing of payments and a decrease in other accrued liabilities were the primary drivers to the overall cash shortfall to last year. Capital expenditures of $18.4 million compare to depreciation of $25.9 million during the first half of this fiscal year. Total debt at the end of the first half was $1.094 billion compared to $925.1 million at the end of the fiscal 2011 second quarter and $1.109 billion at the end of the 2011 fiscal year. RPM’s net (of cash) debt-to-total capitalization ratio was 38.7%, compared to 34.8% at May 31, 2011, and it continues to be at the low end of the company’s historic norms. At November 30, 2011, liquidity stood at $803.9 million, including cash of $301.0 million and $502.9 million in long-term committed available credit.

RPM Reports Fiscal 2012 Second-Quarter Results

January 5, 2012

“In addition to supporting our growing cash dividend and internal capital investments, this solid cash and liquidity position enables RPM to continue a more robust acquisition program. Businesses with approximately $165 million in annual sales have been acquired so far this fiscal year, all of which will be accretive to earnings within a year,” Sullivan stated.

First-Half Sales and Earnings

Fiscal 2012 first-half net sales, net income and diluted earnings per share all improved. Net sales increased 10.5% to $1.90 billion from $1.72 billion during the first six months of fiscal 2011. Consolidated EBIT increased 8.6% to $229.5 million from $211.4 million during the first six months of fiscal 2011. Net income attributable to RPM stockholders improved 7.6% to $126.7 million from $117.8 million in the fiscal 2011 first half. Diluted earnings per share attributable to RPM stockholders grew 6.6% to $0.97 from $0.91 a year ago.

First-Half Segment Sales and Earnings

RPM’s industrial segment first-half sales improved 10.4%, to $1.31 billion from $1.18 billion in the fiscal 2011 first half. The organic sales increase was 7.5%, including net foreign exchange translation gains of 2.4%, while acquisition growth added 2.9%. Industrial segment EBIT grew 12.3% to $170.8 million from $152.0 million a year ago, including $5.2 million, or 3.4%, from the recognition of RPM’s share of Kemrock’s net earnings, of which $4.6 million related to a one-time cumulative catch-up benefit.

First-half sales for the consumer segment increased 10.6% to $593.4 million from $536.3 million a year ago. Organic sales increased 10.7%, including net foreign exchange gains of 1.1%. A small divestiture reduced the improvement by 0.1%. Consumer segment EBIT increased 2.5% to $78.3 million from $76.3 million in the first half a year ago.

Acquisitions

During the second quarter and subsequent to it, RPM announced acquisitions with sales totaling more than $130 million, all of which are expected to be accretive to earnings within one year.

On September 30, 2011, the company’s RPM2 business unit acquired the Legend Brands group of companies, which provide equipment and solutions for water and fire damage restoration, professional cleaning and environmental control. Based in Burlington, WA, the business has annual sales of more than $70 million.

The RPM Performance Coatings Group announced the acquisition of the Grupo P&V group of companies on October 5, 2011. Grupo P&V is a leading vertically integrated supplier of passive fire protection and insulation products based in Barcelona, Spain. Annual sales are approximately $23 million.

RPM Reports Fiscal 2012 Second-Quarter Results

January 5, 2012

Subsequent to the close of the fiscal 2012 second quarter, the RPM Building Solutions Group completed the acquisition of FEMA Farben + Putze GmbH on January 3, 2012. This business, with annual sales of more than $40 million, is a leading supplier of external insulating and finish systems and related products to the German and French construction markets.

Business Outlook

“We reiterate our full year guidance announced on July 25, 2011, which anticipated sales growth of 8% to 10% and growth in diluted earnings per share of 10% to 15%. As usual, we expect weaker results for the seasonally difficult fiscal third quarter ending February 29, 2012, but anticipate a strong fiscal fourth quarter, with continued strength in top-line sales from both our industrial and consumer segments, combined with a moderating of raw material costs and improved gross margin contribution,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 800-599-9795 or 617-786-2905 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on January 5, 2012 until 11:59 p.m. EST on January 12, 2012. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 35065461. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

# # #

RPM Reports Fiscal 2012 Second-Quarter Results

January 5, 2012

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2011, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Net Sales	$916,085	$826,343	$1,902,003	$1,721,153
Cost of sales	547,064	486,846	1,123,356	1,006,230

Gross profit	369,021	339,497	778,647	714,923
Selling, general & administrative expenses	281,874	250,648	555,817	504,670
Interest expense	17,909	16,468	35,715	32,510
Investment (income), net	(1,045)	(4,309)	(1,069)	(6,286)
Other (income), net	(5,887)	(578)	(6,690)	(1,179)

Income before income taxes	76,170	77,268	194,874	185,208
Provision for income taxes	22,251	23,765	57,615	56,711

Net income	53,919	53,503	137,259	128,497
Less: Net income attributable to noncontrolling interests	3,988	4,712	10,517	10,710

Net income attributable to RPM International Inc. Stockholders	$49,931	$48,791	$126,742	$117,787

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.38	$0.38	$0.97	$0.91

Diluted	$0.38	$0.38	$0.97	$0.91

Average shares of common stock outstanding—basic	127,986	127,012	128,048	127,491

Average shares of common stock outstanding—diluted	128,432	127,670	128,537	128,050

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Net Sales:
Industrial Segment	$641,538	$582,508	$1,308,554	$1,184,822
Consumer Segment	274,547	243,835	593,449	536,331

Total	$916,085	$826,343	$1,902,003	$1,721,153

Income Before Income Taxes(b):
Industrial Segment
Income Before Income Taxes(a)	$77,224	$67,672	$168,770	$150,151
Interest (Expense), Net(b)	(1,065)	(1,008)	(1,982)	(1,869)

EBIT(c)	$78,289	$68,680	$170,752	$152,020

Consumer Segment
Income Before Income Taxes(a)	$26,753	$27,352	$78,265	$76,379
Interest (Expense), Net(b)	(21)	20	15	30

EBIT(c)	$26,774	$27,332	$78,250	$76,349

Corporate/Other
(Expense) Before Income Taxes(a)	$(27,807)	$(17,756)	$(52,161)	$(41,322)
Interest (Expense), Net(b)	(15,778)	(11,171)	(32,679)	(24,385)

EBIT(c)	$(12,029)	$(6,585)	$(19,482)	$(16,937)

Consolidated
Income Before Income Taxes(a)	$76,170	$77,268	$194,874	$185,208
Interest (Expense), Net(b)	(16,864)	(12,159)	(34,646)	(26,224)

EBIT(c)	$93,034	$89,427	$229,520	$211,432

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	November 30, 2011	November 30, 2010	May 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$300,955	$299,157	$435,011
Trade accounts receivable	689,664	595,873	740,460
Allowance for doubtful accounts	(27,839)	(21,198)	(27,597)

Net trade accounts receivable	661,825	574,675	712,863
Inventories	510,527	433,792	463,120
Deferred income taxes	16,950	20,524	17,764
Prepaid expenses and other current assets	230,954	194,218	239,212

Total current assets	1,721,211	1,522,366	1,867,970

Property, Plant and Equipment, at Cost	1,010,673	953,128	998,245
Allowance for depreciation and amortization	(628,546)	(574,981)	(608,218)

Property, plant and equipment, net	382,127	378,147	390,027

Other Assets
Goodwill	865,529	794,092	831,489
Other intangible assets, net of amortization	353,652	309,466	312,867
Other	109,494	114,484	112,676

Total other assets	1,328,675	1,218,042	1,257,032

Total Assets	$3,432,013	$3,118,555	$3,515,029

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$324,519	$274,313	$358,790
Current portion of long-term debt	1,950	2,674	2,549
Accrued compensation and benefits	124,262	115,757	156,981
Accrued loss reserves	52,783	63,751	57,645
Other accrued liabilities	149,266	143,746	159,324

Total current liabilities	652,780	600,241	735,289

Long-Term Liabilities
Long-term debt, less current maturities	1,092,454	922,463	1,106,304
Other long-term liabilities	225,519	255,797	224,026
Deferred income taxes	73,233	55,773	62,042

Total long-term liabilities	1,391,206	1,234,033	1,392,372

Total liabilities	2,043,986	1,834,274	2,127,661

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 131,233; 130,037; 130,580)	1,312	1,300	1,306
Paid-in capital	743,118	733,813	735,245
Treasury stock, at cost	(68,494)	(61,586)	(62,495)
Accumulated other comprehensive income (loss)	(74,999)	(52,547)	6,073
Retained earnings	654,157	566,438	583,035

Total RPM International Inc. stockholders’ equity	1,255,094	1,187,418	1,263,164
Noncontrolling interest	132,933	96,863	124,204

Total equity	1,388,027	1,284,281	1,387,368

Total Liabilities and Stockholders’ Equity	$3,432,013	$3,118,555	$3,515,029

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) IN THOUSANDS

	Six Months Ended
	November 30,
	2011	2010
Cash Flows From Operating Activities:
Net income	$137,259	$128,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,891	26,788
Amortization	11,027	9,906
Deferred income taxes	(1,620)	5,323
Stock-based compensation expense	6,692	6,027
Other	(5,204)	(64)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	76,864	66,393
(Increase) in inventory	(24,687)	(44,880)
(Increase) in prepaid expenses and other current and long-term assets	(10,040)	(11,155)
(Decrease) in accounts payable	(46,345)	(27,969)
(Decrease) in accrued compensation and benefits	(36,662)	(21,700)
(Decrease) in accrued loss reserves	(5,313)	(2,092)
(Decrease) increase in other accrued liabilities	(14,952)	45,067
Other	(2,880)	2,973

Cash From Operating Activities	110,030	183,114

Cash Flows From Investing Activities:
Capital expenditures	(18,353)	(15,333)
Acquisition of businesses, net of cash acquired	(132,905)	(20,669)
Purchase of marketable securities	(39,337)	(37,282)
Proceeds from sales of marketable securities	36,937	38,828
Other	4,072	(1,324)

Cash (Used For) Investing Activities	(149,586)	(35,780)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	7,215	24,913
Reductions of long-term and short-term debt	(22,845)	(28,391)
Cash dividends	(55,620)	(53,911)
Repurchase of stock	(5,999)	(20,916)
Exercise of stock options	3,181	2,614

Cash (Used For) Financing Activities	(74,068)	(75,691)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(20,432)	12,159

Net Change in Cash and Cash Equivalents	(134,056)	83,802
Cash and Cash Equivalents at Beginning of Period	435,011	215,355

Cash and Cash Equivalents at End of Period	$300,955	$299,157